Exhibit 99.1
PART I - FINANCIAL INFORMATION

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
April 2, 2011 and January 1, 2011
(in thousands, except shares)

	April 2, 2011	January 1, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$38,046	$19,202
Restricted cash	384	373
Accounts receivable, net	98,091	87,455
Escrow receivable	16,267	16,267
Inventories	49,765	45,606
Income taxes refundable	—	1,474
Other current assets	9,599	8,833
Deferred income taxes	6,567	6,376
Total current assets	218,719	185,586
Property, plant and equipment, less accumulated depreciation of $247,689 at April 2, 2011 and $238,265 at January 1, 2011	393,313	393,420
Intangible assets, less accumulated amortization of $63,738 at April 2, 2011 and $56,689 at January 1, 2011	383,883	390,954
Goodwill	377,997	376,263
Other assets	31,157	36,035
	$1,405,069	$1,382,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9	$3,009
Accounts payable, principally trade	74,510	70,123
Income taxes payable	20,328	—
Accrued expenses	77,360	81,698
Total current liabilities	172,207	154,830
Long-term debt, net of current portion	370,028	707,030
Other non-current liabilities	46,810	50,760
Deferred income taxes	8,955	5,342
Total liabilities	598,000	917,962
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 117,526,920 and 93,014,691 shares issued at April 2, 2011 and at January 1, 2011, respectively	1,175	930
Additional paid-in capital	586,557	290,106
Treasury stock, at cost; 530,808 and 455,020 shares at April 2, 2011 and at January 1, 2011, respectively	(5,413)	(4,340)
Accumulated other comprehensive loss	(20,400)	(20,988)
Retained earnings	245,150	198,588
Total stockholders’ equity	807,069	464,296
	$1,405,069	$1,382,258

 The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended April 2, 2011 and April 3, 2010
(in thousands, except per share data)
(unaudited)

	April 2, 2011	April 3, 2010
Net sales	$439,898	$162,782
Costs and expenses:
Cost of sales and operating expenses	301,391	120,410
Selling, general and administrative expenses	30,693	15,765
Depreciation and amortization	19,681	7,024
Total costs and expenses	351,765	143,199
Operating income	88,133	19,583

Other income/(expense):
Interest expense	(14,228)	(910)
Other, net	(566)	(534)
Total other income/(expense)	(14,794)	(1,444)
Income from operations before income taxes	73,339	18,139
Income taxes	26,777	6,661
Net income	$46,562	$11,478

Basic income per share	$0.43	$0.14
Diluted income per share	$0.43	$0.14

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three months ended April 2, 2011 and April 3, 2010
(in thousands)
(unaudited)

	April 2, 2011	April 3, 2010
Cash flows from operating activities:
Net income	$46,562	$11,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,681	7,024
Gain on disposal of property, plant, equipment and other assets	(40)	(5)
Deferred taxes	3,422	(779)
Increase in long-term pension liability	265	451
Stock-based compensation expense	1,214	545
Write-off deferred loan costs	4,184	—
Deferred loan cost amortization	900	148
Changes in operating assets and liabilities, net of effects from acquisitions:
Restricted cash	(11)	9
Accounts receivable	(12,370)	(2,355)
Income taxes refundable/payable	21,802	3,655
Inventories and prepaid expenses	(5,019)	(3,383)
Accounts payable and accrued expenses	(1,765)	(3,940)
Other	1,875	1,934
Net cash provided by operating activities	80,700	14,782
Cash flows from investing activities:
Capital expenditures	(12,757)	(4,605)
Investment in affiliate	(1,601)	—
Gross proceeds from disposal of property, plant and equipment and other assets	273	41
Payments related to routes and other intangibles	—	(174)
Net cash used by investing activities	(14,085)	(4,738)
Cash flows from financing activities:
Payments on long-term debt	(240,002)	(1,252)
Net payments on revolver	(100,000)	—
Deferred loan costs	(267)	—
Issuance of common stock	292,843	4
Minimum withholding taxes paid on stock awards	(1,154)	(442)
Excess tax benefits from stock-based compensation	809	182
Net cash used by financing activities	(47,771)	(1,508)
Net increase in cash and cash equivalents	18,844	8,536
Cash and cash equivalents at beginning of period	19,202	68,182
Cash and cash equivalents at end of period	$38,046	$76,718
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$3,579	$768
Income taxes, net of refunds	$1,205	$3,679

The accompanying notes are an integral part of these consolidated financial statements.

DARLING INTERNATIONAL INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
April 2, 2011
(unaudited)

(1)	General

Darling International Inc., a Delaware corporation (“Darling”, and together with its subsidiaries, the “Company”), is a leading provider of rendering, cooking oil and bakery waste recycling and recovery solutions to the nation's food industry. The Company collects and recycles animal by-products, bakery waste and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops, and food service establishments and provides grease trap cleaning services to many of the same establishments. As further discussed in Note 3, on December 17, 2010, Darling completed its acquisition of Griffin Industries, Inc. and its subsidiaries (“Griffin”) pursuant to the Agreement and Plan of Merger, dated as of November 9, 2010 (the “Merger Agreement”), by and among Darling, DG Acquisition Corp., a wholly-owned subsidiary of Darling (“Merger Sub”), Griffin and Robert A. Griffin, as the Griffin shareholders' representative. Merger Sub was merged with and into Griffin (the “Merger”), and Griffin survived the Merger as a wholly-owned subsidiary of Darling (the “Griffin Transaction”). The Company operates over 125 processing and transfer facilities located throughout the United States to process raw materials into finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)) , hides, fats (primarily bleachable fancy tallow (“BFT”), poultry grease (“PG”) and yellow grease (“YG”)) and bakery by-products (“BBP”) as well as a range of branded and value-added products. The Company sells these products nationally and internationally, primarily to producers of animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients including oleo-chemicals, soaps and leather goods for use as ingredients in their products or for further processing. Effective January 2, 2011, as a result of the acquisition of Griffin, the Company's business operations were reorganized into two new segments, Rendering and Bakery, in order to better align its business with the underlying markets and customers that the Company serves. All historical periods have been restated for the changes to the segment reporting structure. Comparative segment revenues and related financial information are presented in Note 6 to the consolidated financial statements.

The accompanying consolidated financial statements for the three month periods ended April 2, 2011 and April 3, 2010, have been prepared in accordance with generally accepted accounting principles in the United States by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) that are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations.  However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading.  The Company has determined that there were no subsequent events that would require disclosure or adjustments to the accompanying consolidated financial statements through the date the financial statements were issued.  The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements contained in the Company’s Form 10-K for the fiscal year ended January 1, 2011.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements include the accounts of Darling and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Fiscal Periods

The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31.  Fiscal periods for the consolidated financial statements included herein are as of April 2, 2011, and include the 13 weeks ended April 2, 2011, and the 13 weeks ended April 3, 2010.

(c)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

(d)	Earnings Per Share

Basic income per common share is computed by dividing net income by the weighted average number of common shares including non-vested and restricted shares outstanding during the period.  Diluted income per common share is computed by dividing net income by the weighted average number of common shares including non-vested and restricted shares outstanding during the period increased by dilutive common equivalent shares determined using the treasury stock method. As a result of the use of weighted average number of shares the full effect of the issuance of 24,193,548 shares as discussed in Note 9 are not in the below earnings per share calculation in fiscal 2011.

	Net Income per Common Share (in thousands, except per share data)
	Three Months Ended
		April 2, 2011			April 3, 2010
	Income	Shares	Per Share	Income	Shares	Per Share
Basic:
Net Income	$46,562	108,573	$0.43	$11,478	82,288	$0.14
Diluted:
Effect of dilutive securities:
Add: Option shares in the money and dilutive effect of non-vested stock		999			786
Less: Pro forma treasury shares		(407)			(404)
Diluted:
Net income	$46,562	109,165	$0.43	$11,478	82,670	$0.14

 For the three months ended April 2, 2011 and April 3, 2010, respectively, 77,834 and 101,722 outstanding stock options were excluded from diluted income per common share as the effect was antidilutive. For the three months ended April 2, 2011 and April 3, 2010, respectively, 378,787 and zero shares of non-vested stock were excluded from diluted income per common share as the effect was antidilutive.

(3)	Acquisitions

On December 17, 2010, Darling completed its acquisition of all of the shares of Griffin pursuant to the Merger Agreement. The Griffin Transaction will increase Darling's capabilities by growing revenues, diversifying the raw material supplies, increasing the ability to better serve the Company's customers and suppliers and providing new opportunities for business growth on a national platform.

As a result of the Griffin Transaction, effective December 17, 2010, the Company began including the operations of Griffin into the Company's consolidated financial statements. The following table presents selected pro forma information, for comparative purposes, assuming the Griffin Transaction had occurred on January 4, 2009 for the periods presented (unaudited) (in thousands, except per share data):

Three Months Ended
April 3, 2010
Net sales	$305,338
Income from continuing operations	34,007
Net income	21,526
Earnings per share
Basic and diluted	$0.23

The selected unaudited pro forma information is not necessarily indicative of the consolidated results of operations for future periods or the results of operations that would have been realized had the Griffin Transaction actually occurred on January 4, 2009.

Total consideration paid in the Griffin Transaction was approximately $872.0 million and comprises $740.3 million in cash (including $33.6 million in escrow), the issuance of approximately 10.0 million shares of Darling common stock (valued at the fair market value at the closing of $13.06 or approximately $130.6 million), a $16.3 million escrow receivable for certain over funding of working capital, a $13.6 million accrued expense for the Company's election to step up the tax basis of the assets acquired in the Griffin Transaction and a long-term liability of approximately $3.8 million of contingent consideration for the true-up adjustment as further described below. The purchase price is subject to customary adjustments relating to the step up in tax basis and representations and warranties. During the first quarter of fiscal 2011 a working capital adjustment was made between bakery goodwill and accounts receivable of approximately $1.7 million. Subsequent to April 2, 2011, the Company received approximately $16.4 million from escrow representing the $16.3 million escrow receivable recorded for certain over funding of working capital and other final working capital adjustments. The cash consideration was funded primarily through borrowings under the Company's credit agreement and the sale of senior notes as further discussed in Note 8. The shares issued in the Griffin Transaction were issued on terms set forth in the rollover agreement, dated as of November 9, 2010, by and among Darling, certain of Griffin's shareholders who qualify as “accredited investors” (the “Rollover Shareholders”) pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Robert A. Griffin, as such shareholders' representative (the “Rollover Agreement”), to the Rollover Shareholders.

The Rollover Agreement provides for a true-up adjustment in which additional cash of up to $15 million could be paid by Darling if on the True-Up Date (the last day of the 13th full consecutive month following the closing of the Merger), the True-up Market Price (as defined in the Rollover Agreement) is less than $10.002. If the True-Up Market Price exceeds $10.002 per share, no additional consideration will be paid. The Company initially valued this contingent consideration at fair value of approximately $3.8 million based on the probability that the Company's True-up Market Price as defined above will be less than $10.002 per share. At April 2, 2011 the additional contingent consideration was revalued to an estimated liability of approximately $1.2 million resulting in a reduction of approximately $2.6 million, which has been included in operating income. The Company is required to revalue the contingent consideration on a quarterly basis until the True-up Market Price is determined.

On May 28, 2010, the Company acquired certain rendering business assets from Nebraska By-Products, Inc. for approximately $15.3 million.  The purchase was accounted for as an asset purchase pursuant to the terms of the asset purchase agreement between the Company and Nebraska By-Products, Inc. and affiliated companies (the “Nebraska Transaction”).  The assets acquired in the Nebraska Transaction will increase the Company’s rendering portfolio and better serve the Company’s customers within the rendering segment.

Effective May 28, 2010, the Company began including the operations of the Nebraska Transaction into the Company’s consolidated financial statements.  The Company paid approximately $15.3 million in cash for assets and assumed liabilities consisting of property, plant and equipment of $9.6 million, intangible assets of $2.8 million, goodwill of $2.8 million and other of $0.1 million on the closing date.  The goodwill from the Nebraska Transaction was assigned to the rendering segment and is expected to be deductible for tax purposes.  The identifiable intangibles have a weighted average life of eleven years.

The Company notes that the Nebraska Transaction is not considered a related business, therefore pro forma results of operations for this acquisition have not been presented because the effect is not deemed material to revenues and net income of the Company for any fiscal period presented.

(4)    Investment in Affiliate

The Company announced on January 21, 2011 that a wholly-owned subsidiary of the Company entered into a limited liability company agreement (the “JV Agreement”) with a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) to form Diamond Green Diesel Holdings LLC (the “Joint Venture”). The Joint Venture will be owned 50% / 50% with Valero and was formed to design, engineer, construct and operate a site adjacent to Valero's St. Charles refinery near Norco, Louisiana (the “Facility”). On January 20, 2011, the U.S. Department of Energy (“DOE”) offered to the Joint Venture a conditional commitment to issue an approximately $241 million loan guarantee (the “DOE Guarantee”) under the Energy Policy Act of 2005 to support the construction of the Facility. Through equity investments into the Joint Venture, each of Darling and Valero are committed to contributing approximately $93.2 million (the “Equity Commitment”) of the estimated aggregate costs of approximately $427.0 million for completion of the Facility. As part of the terms and conditions of the DOE Guarantee, until the Company's Equity Commitment has been paid in full or repayment of the DOE Guarantee, the Company has to commit to, among other things, a sponsor completion guarantee covering certain costs of the construction of the Facility and the Company must maintain a cash balance of approximately $27 million (less the pro rata portion of the Company's Equity Commitment made prior to such date) in a segregated financial account, the proceeds of which will be used solely to fund the Company's Equity Commitment required under the DOE Guarantee and its related documentation. The Company's funds on deposit in such segregated financial account cannot at any time be lower than the initial funding less one third of the portion of the Equity Commitment that the Company has made. The Company will not have access to those funds for any other part of the Company's business. In addition to the segregated financial account requirement, the Company will be required to maintain, on each business day, average availability under a debt facility and in cash and/or cash equivalents (including any amounts in the segregated financial account) sufficient to fund the full amount of the Company's remaining Equity Commitment required under the DOE Guarantee and its related documentation. As a result of the requirements that the Company maintains a minimum cash balance in a segregated financial account and certain availability under a debt facility to cover the Company's Equity Commitment, such committed funds will not be available to the Company for other purposes, including other business opportunities, development costs for other projects, working capital and general corporate needs. The Company is also required to pay for 50% of any cost overruns incurred in connection with the construction of the Facility. Further, the Company will have to grant a security interest in substantially all of the assets of the Joint Venture, including providing a pledge of all of the Company's equity interests in the Joint Venture, for the benefit of the DOE until the loan guaranteed by the DOE Guarantee has been paid in full and the DOE Guarantee has terminated in accordance with its terms. As of April 2, 2011 the Company has an investment in the Joint Venture of approximately $1.6 million which is included in other assets on the consolidated balance sheet and has recorded no earnings or losses for the three months ended April 2, 2011.

(5)	Contingencies

The Company is a party to lawsuits, claims and loss contingencies arising in the ordinary course of its business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from the Company’s processing facilities.

The Company’s workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions.  The Company estimates and accrues its expected ultimate claim costs related to accidents occurring during each fiscal year and carries this accrual as a reserve until these claims are paid by the Company.

As a result of the matters discussed above, the Company has established loss reserves for insurance, environmental and litigation matters.  At April 2, 2011 and January 1, 2011, the reserves for insurance, environmental and litigation contingencies reflected on the balance sheet in accrued expenses and other non-current liabilities for which there are no potential insurance recoveries were approximately $28.9 million and $28.2 million, respectively.  The Company's management believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. The Company believes that the likelihood is remote that any additional liability from these lawsuits and claims that may not be covered by insurance would have a material effect on the financial statements.

Lower Passaic River Area. The Company has been named as a third party defendant in a lawsuit pending in the Superior Court of New Jersey, Essex County, styled New Jersey Department of Environmental Protection, The Commissioner of the New Jersey Department of Environmental Protection Agency and the Administrator of the New Jersey Spill Compensation Fund, as Plaintiffs, vs. Occidental Chemical Corporation, Tierra Solutions, Inc., Maxus Energy Corporation, Repsol YPF, S.A., YPF, S.A., YPF Holdings, Inc., and CLH Holdings, as Defendants (Docket No. L-009868-05) (the “Tierra/Maxus Litigation”). In the Tierra/Maxus Litigation, which was filed on December 13, 2005, the plaintiffs seek to recover from the defendants past and future cleanup and removal costs, as well as unspecified economic damages, punitive damages, penalties and a variety of other forms of relief, purportedly arising from the alleged discharges into the Passaic River of a particular type of dioxin and other unspecified hazardous substances. The damages being sought by the plaintiffs from the defendants are likely to be substantial. On February 4, 2009, two of the defendants, Tierra Solutions, Inc. (“Tierra”) and Maxus Energy Corporation (“Maxus”), filed a third party complaint against over 300 entities, including the Company, seeking to recover all or a proportionate share of cleanup and removal costs, damages or other loss or harm, if any, for which Tierra or Maxus may be held liable in the Tierra/Maxus Litigation. Tierra and Maxus allege that Standard Tallow Company, an entity that the Company acquired in 1996, contributed to the discharge of the hazardous substances that are the subject of this case while operating a former plant site located in Newark, New Jersey. The Company is investigating these allegations, has entered into a joint defense agreement with many of the other third-party defendants and intends to defend itself vigorously. Additionally, in December 2009, the Company, along with numerous other entities, received notice from the United States Environmental Protection Agency (EPA) that the Company (as successor-in-interest to Standard Tallow Company) is considered a potentially responsible party with respect to alleged contamination in the lower Passaic River area which is part of the Diamond Alkali Superfund Site located in Newark, New Jersey. In the letter, EPA requested that the Company join a group of other parties in funding a remedial investigation and feasibility study at the site. As of the date of this report, the Company has not agreed to participate in the funding group. The Company's ultimate liability for investigatory costs, remedial costs and/or natural resource damages in connection with the lower Passaic River area cannot be determined at this time; however, as of the date of this report, there is nothing that leads the Company to believe that these matters will have a material effect on the Company's financial position or results of operation.

(6)    Business Segments

Effective January 2, 2011, as a result of the acquisition of Griffin, the Company's business operations were reorganized into two new segments, Rendering and Bakery, in order to better align its business with the underlying markets and customers that the Company serves. All historical periods have been restated for the changes to the segment reporting structure. The Company sells its products domestically and internationally. The measure of segment profit (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

Included in corporate activities are general corporate expenses and the amortization of intangibles. Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

Rendering
Rendering operations process poultry, animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food grade)) and hides. Fat is approximately $236.2 million and $83.1 million of net sales for the three months ended April 2, 2011 and April 3, 2010, respectively and protein is approximately $110.1 million and $61.4 million of net sales for the three months ended April 2, 2011 and April 3, 2010, respectively. Rendering also provides grease trap servicing. Included in Rendering is the National Service Center (“NSC”). The NSC schedules services such as fat and bone and used cooking oil collection and trap cleaning for contracted customers using the Company's resources or third party providers.

Bakery
Bakery products are collected from large commercial bakeries that produce a variety of products, including cookies, crackers, cereal, bread, dough, potato chips, pretzels, sweet goods and biscuits, among others. The Company processes the raw materials into BBP, including Cookie Meal®, an animal feed ingredient primarily used in poultry rations.

Business Segment Net Sales (in thousands):

	Three Months Ended
	April 2, 2011	April 3, 2010
Rendering:
Trade	$371,570	$162,782
	371,570	162,782
Bakery:
Trade	68,328	—
	68,328	—
Total	$439,898	$162,782

Business Segment Profit/(Loss) (in thousands):

	Three Months Ended
	April 2, 2011	April 3, 2010
Rendering	$88,956	$29,303
Bakery	14,968	—
Corporate Activities	(43,134)	(16,915)
Interest expense	(14,228)	(910)
Net Income	$46,562	$11,478

 Business Segment Assets (in thousands):

	April 2, 2011	January 1, 2011
Rendering	$1,103,430	$1,102,719
Bakery	168,156	166,658
Corporate Activities	133,483	112,881
Total	$1,405,069	$1,382,258

(7)    Income Taxes

The Company has provided income taxes for the three-month periods ended April 2, 2011 and April 3, 2010, based on its estimate of the effective tax rate for the entire 2011 and 2010 fiscal years.

The Company accounts for income taxes using the asset and liability method.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets.  In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions.  The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years.  Although the Company is unable to carryback any of its net operating losses, based upon recent favorable operating results and future projections, certain net operating losses can be carried forward and utilized and other deferred tax assets will be realized.

The Company’s major taxing jurisdiction is the U.S. (federal and state).  The Company is no longer subject to federal examinations on years prior to fiscal 2006.  The number of years open for state tax audits varies, depending on the tax jurisdiction, but are generally from three to five years. Currently, several state examinations are in progress.  The Company does not anticipate that any state or federal audits will have a significant impact on the Company’s results of operations or financial position.  In addition, the Company does not reasonably expect any significant changes to the estimated amount of liability associated with the Company’s unrecognized tax positions in the next twelve months.

(8)    Debt

Credit Facilities

Senior Secured Credit Facilities. On December 17, 2010, the Company entered into a credit agreement (the “Credit Agreement”) in connection with the Griffin Transaction, consisting of a five-year senior secured revolving loan facility and a six-year senior secured term loan facility. On March 25, 2011, the Company amended its Credit Agreement to increase the aggregate available principal amount under the revolving loan facility from $325.0 million to $415.0 million (approximately $75.0 million of which will be available for a letter of credit sub-facility and $15.0 million of which will be available for a swingline sub-facility) and to add additional stepdowns for adjustments to interest rates under the Credit

Agreement based on defined leverage ratio levels. As of April 2, 2011, the Company had availability of $331.6 million under the revolving loan facility, taking into account outstanding borrowings of $60.0 million and letters of credit issued of $23.4 million. As of April 2, 2011, the Company had repaid approximately $240.0 million of the original $300.0 million term loan issued under the Credit Agreement, and had an outstanding remaining balance of approximately $60.0 million on its term loan facility. The amounts that have been repaid on the term loan may not be reborrowed. Quarterly amortization payments on the term loan of $0.15 million will begin on June 30, 2012, with the final installment due December 17, 2016. As a result of the term loan payments, the Company incurred a write-off of a portion of the senior term loan facilities deferred loan costs of approximately $4.2 million, which is included in interest expense. The revolving credit facility has a five-year term ending December 17, 2015. The Company used the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration of its acquisition of Griffin, to pay related fees and expenses and to provide for working capital needs and general corporate purposes.

The Credit Agreement allows for borrowings at per annum rates based on the following loan types. With respect to any revolving facility loan, i) an alternate base rate means a rate per annum equal to the greatest of (a) the prime rate (b) the federal funds effective rate (as defined in the Credit Agreement) plus ½ to 1% and (c) the adjusted London Inter-Bank Offer Rate (“LIBOR”) for a month interest period plus 1%, plus in each case, a margin determined by reference to a pricing grid under the Credit Agreement and adjusted according to the Company's adjusted leverage ratio, and, ii) Eurodollar rate loans bear interest at a rate per annum based on the then applicable LIBOR multiplied by the statutory reserve rate plus a margin determined by reference to a pricing grid and adjusted according to the Company's adjusted leverage ratio. With respect to an alternate base rate loan that is a term loan, at no time will the alternate base rate be less than 2.50% per annum, plus the term loan alternate base rate margin of 2.50%. With respect to a LIBOR loan that is a term loan, at no time will the LIBOR rate applicable to the term loans (before giving effect to any adjustment for reserve requirements) be less than 1.50% per annum, plus the term loan LIBOR margin of 3.50%. At April 2, 2011 under the Credit Agreement, the interest rate for the $60.0 million of the term loan that was outstanding was based on LIBOR plus a margin of 3.5% per annum for a total of 5.0% per annum. The interest rate for $60.0 million of the revolver loan amount outstanding was based on base rate plus a margin of 2.25% per annum for a total of 5.50% per annum.

The Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company, (b) certain negative covenants that generally prohibit, subject to various exceptions, the Company from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends, and engaging in mergers and consolidations, sale leasebacks and sales of assets, (c) financial covenants such as maximum total leverage ratio and a minimum fixed charge coverage ratio and (d) customary events of default (including a change of control). Obligations under the Credit Agreement may be declared due and payable upon the occurrence of such customary events of default.

Senior Notes. On December 17, 2010, Darling issued $250.0 million aggregate principal amount of its 8.5% Senior Notes due 2018 (the “Notes”) under an indenture with U.S. Bank National Association, as trustee. Darling used the net proceeds from the sale of the Notes to finance in part the cash portion of the purchase price to be paid in connection with Darling's acquisition of Griffin. The Company will pay 8.5% annual cash interest on the Notes on June 15 and December 15 of each year, commencing June 15, 2011. Other than for extraordinary events such as change of control and defined assets sales, the Company is not required to make any mandatory redemption or sinking fund payments on the Notes.

The Company may at any time and from time to time purchase Notes in the open market or otherwise. The Notes are redeemable, in whole or in part, at any time on or after December 15, 2014 at the redemption prices specified in the indenture. Prior to December 15, 2014, the Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and an applicable premium as specified in the indenture.

Holders of the Notes have the benefit of registration rights. In connection with the issuance of the Notes, Darling and the subsidiary guarantors entered into a registration rights agreement (the “Notes Registration Rights Agreement”) with the representative of the initial purchasers. Darling and the guarantors have agreed to consummate a registered exchange offer for the Notes within 270 days after the date of the Merger. Darling and the guarantors have agreed to file and keep effective for a certain time period a shelf registration statement for the resale of the Notes if an exchange offer cannot be effected and under certain other circumstances. Darling will be required to pay additional interest on the Notes if it fails to timely comply with its obligations under the Notes Registration Rights Agreement until such time as it complies.

The indenture contains covenants limiting Darling's ability and the ability of its restricted subsidiaries to, among other things; incur additional indebtedness or issue preferred stock; pay dividends on or make other distributions or repurchase of Darling's capital stock or make other restricted payments; create restrictions on the payment of dividends or other amounts from Darling's restricted subsidiaries to Darling or Darling's other restricted subsidiaries; make loans or investments; enter into certain transactions with affiliates; create liens; designate Darling's subsidiaries as unrestricted subsidiaries; and sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of Darling's assets.

The indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in principal amount of the total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the indenture to be due and payable immediately.

The Credit Agreement and the Notes consisted of the following elements at April 2, 2011 and January 1, 2011, respectively (in thousands):

	April 2, 2011	January 1, 2011
Senior Notes:
8.5% Senior Notes due 2018	$250,000	$250,000
Senior Secured Credit Facilities:
Term Loan	$60,000	$300,000
Revolving Credit Facility:
Maximum availability	$415,000	$325,000
Borrowings outstanding	60,000	160,000
Letters of credit issued	23,383	23,383
Availability	$331,617	$141,617

The obligations under the Credit Agreement are guaranteed by Darling National, Griffin, and its subsidiary, Craig Protein Division, Inc (“Craig Protein”) and are secured by substantially all of the property of the Company, including a pledge of 100% of the stock of all material domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries. The Notes are guaranteed on an unsecured basis by Darling's existing restricted subsidiaries, including Darling National, Griffin and all of its subsidiaries, other than Darling's foreign subsidiaries, its captive insurance subsidiary and any inactive subsidiary with nominal assets. The Notes rank equally in right of payment to any existing and future senior debt of Darling. The Notes will be effectively junior to existing and future secured debt of Darling and the guarantors, including debt under the Credit Agreement, to the extent of the value of assets securing such debt. The Notes will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of Darling that do not guarantee the Notes. The guarantees by the guarantors (the “Guarantees”) rank equally in right of payment to any existing and future senior indebtedness of the guarantors. The Guarantees will be effectively junior to existing and future secured debt of the guarantors including debt under the Credit Agreement, to the extent the value of the assets securing such debt. The Guarantees will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of each guarantor that do not guarantee the Notes.

As of April 2, 2011, the Company believes it is in compliance with all of the financial covenants, as well as all of the other covenants contained in the Credit Agreement and the Notes Indenture.

(9)    Stockholders' Equity

On January 27, 2011, the Company entered into an underwritten public offering for 24,193,548 shares of its common stock, at a price to the public of $12.70 per share, pursuant to an effective shelf registration statement. The offering closed on February 2, 2011. In addition, certain former stockholders of Griffin Industries, Inc. (pursuant to such stockholders' contractual registration rights) granted the underwriters a 30-day option, which the underwriters subsequently exercised in full, to purchase from them up to an additional 3,629,032 shares of Darling common stock to cover over-allotments.

The Company used the net proceeds of approximately $292.7 million from the offering to repay all of its then outstanding revolver balance and a portion of its term loan facility under the Company's Credit Agreement. Darling did not receive any proceeds from the sale of shares by the former stockholders of Griffin.

(10)    Derivatives

The Company’s operations are exposed to market risks relating to commodity prices that affect the Company’s cost of raw materials, finished product prices and energy costs and the risk of changes in interest rates.

The Company makes limited use of derivative instruments to manage cash flow risks related to interest expense, natural gas usage, diesel fuel usage and inventory. The Company does not use derivative instruments for trading purposes. Interest rate swaps are entered into with the intent of managing overall borrowing costs by reducing the potential impact of increases in interest rates on floating-rate long-term debt. Natural gas swaps and options are entered into with the intent of managing the overall cost of natural gas usage by reducing the potential impact of seasonal weather demands on natural gas that increases natural gas prices. Heating oil swaps are entered into with the intent of managing the overall cost of diesel fuel usage by reducing the potential impact of seasonal weather demands on diesel fuel that increases diesel fuel prices. Inventory swaps and options are entered into with the intent of managing seasonally high concentrations of MBM, PM, BFT, PG, YG and BBP inventories by reducing the potential impact of decreasing prices. At April 2, 2011, the Company had natural gas swaps outstanding that qualified and were designated for hedge accounting as well as heating oil swaps and natural gas swaps and options that did not qualify and were not designated for hedge accounting.

Entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Cash Flow Hedges

On May 19, 2006, the Company entered into two interest rate swap agreements that were considered cash flow hedges according to FASB authoritative guidance. In December 2010, as a result of the Merger and entry into a new Credit Agreement the term loan that specifically related to these interest swap transactions was repaid. As such, the Company discontinued and paid approximately $2.0 million representing the fair value of these two interest swap transactions at the discontinuance date with the effective portion in accumulated other comprehensive loss to be reclassified to income over the remaining original term of the interest swaps which ends April 7, 2012.

In fiscal 2010, the Company entered into natural gas contracts that are considered cash flow hedges. Under the terms of the natural gas swap contracts the Company fixed the expected purchase cost of a portion of its plants expected natural gas usage through the second quarter of fiscal 2011. As of April 2, 2011, some of the contracts have expired and settled according to the contracts while the remaining contract positions and activity are disclosed below.

In the first quarter of fiscal 2011, the Company entered into natural gas swap contracts that are considered cash flow hedges. Under the terms of the natural gas swap contracts the Company fixed the expected purchase cost of a portion of its plants expected natural gas usage for the second quarter of fiscal 2011. As of April 2, 2011, the contract positions and activity are disclosed below.

The Company estimates the amount that will be reclassified from accumulated other comprehensive loss at April 2, 2011 into earnings over the next 12 months will be approximately $1.0 million. As of April 2, 2011, approximately $0.3 million of losses have been reclassified into earnings as a result of the discontinuance of cash flow hedges.

The following table presents the fair value of the Company’s derivative instruments under FASB authoritative guidance as of April 2, 2011 and January 1, 2011 (in thousands):

Derivatives Designated	Balance Sheet	Asset Derivatives Fair Value
as Hedges	Location	April 2, 2011	January 1, 2011
Natural gas swaps	Other current assets	$64	$135

Total derivatives designated as hedges		$64	$135

Derivatives not Designated as Hedges
Natural gas swaps and options	Other current assets	$138	$212
Heating oil swaps	Other current assets	233	81

Total derivatives not designated as hedges		$371	$293

Total asset derivatives		$435	$428

Derivatives Designated	Balance Sheet	Liability Derivatives Fair Value
as Hedges	Location	April 2, 2011	January 1, 2011
Natural gas swaps	Accrued expenses	$—	$16

Total derivatives designated as hedges		$—	$16

Total liability derivatives		$—	$16

The effect of the Company’s derivative instruments on the consolidated financial statements as of and for the three months ended April 2, 2011 and April 3, 2010 is as follows (in thousands):

Derivatives Designated as Cash Flow Hedges	Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion) (a)		Gain or (Loss) Reclassified From Accumulated OCI into Income (Effective Portion) (b)		Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) (c)
	2011	2010	2011	2010	2011	2010
Interest rate swaps	$—	$320	$(319)	$(420)	$—	$2
Natural gas swaps	213	83	(150)	221	8	(5)

Total	$213	$403	$(469)	$(199)	$8	$(3)

(a)
Amount recognized in accumulated OCI (effective portion) is reported as accumulated other comprehensive loss of approximately $0.2 million and approximately $0.4 million recorded net of taxes of approximately $0.1 million and $0.2 million as of April 2, 2011 and April 3, 2010, respectively.

(b)
Gains and (losses) reclassified from accumulated OCI into income (effective portion) for interest rate swaps and natural gas swaps is included in interest expense and cost of sales, respectively, in the Company’s consolidated statements of operations.

(c)
Gains and (losses) recognized in income on derivatives (ineffective portion) for interest rate swaps and natural gas swaps is included in other, net in the Company’s consolidated statements of operations.

At April 2, 2011, the Company had forward purchase agreements in place for purchases of approximately $3.9 million of natural gas and diesel fuel.  These forward purchase agreements have no net settlement provisions and the Company intends to take physical delivery of the underlying product.  Accordingly, the forward purchase agreements are not subject to the requirements of fair value accounting because they qualify as normal purchases as defined in the FASB authoritative guidance.

(11)      Comprehensive Income

The Company follows FASB authoritative guidance for reporting and presentation of comprehensive income or loss and its components.  For the three months ended April 2, 2011 and April 3, 2010, total comprehensive income was $47.1 million and $11.8 million, respectively.

(12)    Revenue Recognition

The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.  Certain customers may be required to prepay prior to shipment in order to maintain payment protection against certain foreign and domestic sales.  These amounts are recorded as unearned revenue and recognized when the products have shipped and the customer takes ownership and assumes risk of loss.  The Company has formula arrangements with certain suppliers whereby the charge or credit for raw materials is tied to published finished product commodity prices after deducting a fixed processing fee incorporated into the formula and is recorded as a cost of sale by line of business.  The Company recognizes revenue related to grease trap servicing in the month the trap service occurs.

(13)    Employee Benefit Plans

The Company has retirement and pension plans covering substantially all of its employees.  Most retirement benefits are provided by the Company under separate final-pay noncontributory and contributory defined benefit and defined contribution plans for all salaried and hourly employees (excluding those covered by union-sponsored plans) who meet service and age requirements. Defined benefits are based principally on length of service and earnings patterns during the five years preceding retirement.

Net pension cost for the three months ended April 2, 2011 and April 3, 2010 includes the following components (in thousands):

	Three Months Ended
	April 2, 2011	April 3, 2010
Service cost	$295	$264
Interest cost	1,513	1,489
Expected return on plan assets	(1,722)	(1,597)
Amortization of prior service cost	22	28
Amortization of net loss	681	783
Net pension cost	$789	$967

The Company's funding policy for employee benefit pension plans is to contribute annually not less than the minimum amount required nor more than the maximum amount that can be deducted for federal income tax purposes.  Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Based on actuarial estimates at April 2, 2011, the Company expects to contribute approximately $2.2 million to its pension plans to meet funding requirements during the next twelve months.

The Company participates in several multi-employer pension plans which provide defined benefits to certain employees covered by labor contracts. The Company knows that three of these multi-employer plans were under-funded as of the latest available information, some of which is over a year old.  The Company has no ability to compel the plan trustees to provide more current information. In June 2009, the Company received a notice of a mass withdrawal termination and a notice of initial withdrawal liability from a multi-employer plan in which it participates. The Company had anticipated this event and as a result had accrued approximately $3.2 million as of January 3, 2009 based on the most recent information that was probable and estimable for this plan. The plan had given a notice of redetermination liability in December 2009. In fiscal 2010, the Company received further third party information confirming the future payout related to this multi-employer plan. As a result, the Company reduced its liability to approximately $1.2 million. In fiscal 2010, another underfunded multi-employer plan in which the Company participates gave notification of partial withdrawal liability. As of April 2, 2011, the Company has an accrued liability of approximately $1.1 million representing the present value of scheduled withdrawal liability payments under this multi-employer plan. While the Company has no ability to calculate a possible current liability for under-funded multi-employer plans that could terminate or could require additional funding under the Pension Protection Act of 2006, the amounts could be material.

(14)    Fair Value Measurements

FASB authoritative guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The following table presents the Company’s financial instruments that are measured at fair value on a recurring basis as of April 2, 2011 and are categorized using the fair value hierarchy under FASB authoritative guidance.  The fair value hierarchy has three levels based on the reliability of the inputs used to determine the fair value.

		Fair Value Measurements at April 2, 2011 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands of dollars)	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Derivative instruments	$435	$—	$435	$—
Total Assets	$435	$—	$435	$—

Derivative assets consist of the Company’s natural gas swap, natural gas option and heating oil swap contracts, which represents the difference between observable market rates of commonly quoted intervals for similar assets and liabilities in active markets and the fixed swap rate considering the instruments term, notional amount and credit risk.  See Note 10 Derivatives for breakdown by instrument type.

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments.  Based upon quoted market price the Company's Notes described in Note 8 have a fair value of approximately $272.5 million and $260.6 million compared to a carrying amount of $250.0 million at April 2, 2011 and January 1, 2011, respectively. The Company's term loans and revolver as described in Note 8 have a fair value based on rates the Company believes it would pay for debt of the same remaining maturity. The Company's term loan had a fair value of approximately $57.3 million and $300.0 million compared to a carrying amount of $60.0 million and $300.0 million at April 2, 2011 and January 1, 2011, respectively. The Company's revolver loan had a fair value of approximately $61.4 million and $160.0 million compared to a carrying amount of $60.0 million and $160.0 million at April 2, 2011 and January 1, 2011, respectively. The carrying amount for the Company's other debt is not deemed to be significantly different than the amount recorded and all other financial instruments have been recorded at fair value.

(15)     New Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements.  The ASU amends ASC Topic 820, Fair Value Measurements and Disclosures.  The new standard provides for additional disclosures requiring the Company to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements, describe the reasons for the transfers and present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements.  The update also provides clarification of existing disclosures requiring the Company to determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and for each class of assets and liabilities, and to disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements.  The Company adopted ASU 2010-06 as of January 3, 2010, except for the presentation of purchases, sales, issuances and settlement in the reconciliation of Level 3 fair value measurements, which is effective for the Company on January 2, 2011.  This update will not change the techniques the Company uses to measure fair values and is not expected to have a material impact on the Company’s consolidated financial statements.

(16)     Guarantor Financial Information

The Company's Notes (see Note 8) are guaranteed on an unsecured basis by the Company's 100% directly and indirectly owned subsidiaries Darling National, Griffin and its subsidiary Craig Protein (collectively, the "Guarantors"). The Guarantors fully and unconditionally guaranteed the Notes on a joint and several basis. The following financial statements present condensed consolidating financial data for (i) Darling, the issuer of the Notes, (ii) the combined Guarantors, (iii) the combined other subsidiaries of the Company that did not guarantee the Notes (the "Non-guarantors"), and (iv) eliminations necessary to arrive at the Company's consolidated financial statements, which include condensed consolidated balance sheets as of April 2, 2011 and January 1, 2011, and the condensed consolidating statements of operations and condensed consolidating statements of cash flows for the three months ended April 2, 2011 and April 3, 2010.

Condensed Consolidating Balance Sheet
As of April 2, 2011
(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$114,120	$248,122	$3,707	$(147,230)	$218,719
Investment in subsidiaries	1,160,921	—	—	(1,160,921)	—
Property, plant and equipment, net	118,959	274,354	—	—	393,313
Intangible assets, net	20,669	363,214	—	—	383,883
Goodwill	32,441	345,556	—	—	377,997
Other assets	26,191	3,365	1,601	—	31,157
	$1,473,301	$1,234,611	$5,308	$(1,308,151)	$1,405,069
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$251,764	$64,884	$2,789	$(147,230)	$172,207
Long-term debt, net of current portion	370,000	28	—	—	370,028
Other noncurrent liabilities	35,513	11,004	293	—	46,810
Deferred income taxes	8,955	—	—	—	8,955
Total liabilities	666,232	75,916	3,082	(147,230)	598,000
Stockholders’ equity:
Common stock, additional paid-in capital and treasury stock	582,319	1,022,544	6,271	(1,028,815)	582,319
Retained earnings and accumulated other comprehensive loss	224,750	136,151	(4,045)	(132,106)	224,750
Total stockholders’ equity	807,069	1,158,695	2,226	(1,160,921)	807,069
	$1,473,301	$1,234,611	$5,308	$(1,308,151)	$1,405,069

Condensed Consolidating Balance Sheet
As of January 1, 2011
(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$95,679	$196,383	$4,669	$(111,145)	$185,586
Investment in subsidiaries	1,118,467	—	—	(1,118,467)	—
Property, plant and equipment, net	119,511	273,909	—	—	393,420
Intangible assets, net	21,569	369,385	—	—	390,954
Goodwill	32,441	343,822	—	—	376,263
Other assets	31,136	3,321	1,578	—	36,035
	$1,418,803	$1,186,820	$6,247	$(1,229,612)	$1,382,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$202,705	$59,343	$3,927	$(111,145)	$154,830
Long-term debt, net of current portion	707,000	30	—	—	707,030
Other noncurrent liabilities	39,460	11,004	296	—	50,760
Deferred income taxes	5,342	—	—	—	5,342
Total liabilities	954,507	70,377	4,223	(111,145)	917,962
Stockholders’ equity:
Common stock, additional paid-in capital and treasury stock	286,696	1,022,544	6,224	(1,028,768)	286,696
Retained earnings and accumulated other comprehensive loss	177,600	93,899	(4,200)	(89,699)	177,600
Total stockholders’ equity	464,296	1,116,443	2,024	(1,118,467)	464,296
	$1,418,803	$1,186,820	$6,247	$(1,229,612)	$1,382,258

Condensed Consolidated Statements of Operations
For the three months ended April 2, 2011
(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$174,655	$307,114	$6,549	$(48,420)	$439,898
Cost and expenses:
Cost of sales and operating expenses	132,054	211,499	6,257	(48,419)	301,391
Selling, general and administrative expenses	15,187	15,466	40	—	30,693
Depreciation and amortization	6,184	13,497	—	—	19,681
Total costs and expenses	153,425	240,462	6,297	(48,419)	351,765
Operating income	21,230	66,652	252	(1)	88,133

Interest expense	(14,227)	(1)	—	—	(14,228)
Other, net	(458)	(102)	(7)	1	(566)
Earnings in investments in subsidiaries	42,407	—	—	(42,407)	—
Income from operations before taxes	48,952	66,549	245	(42,407)	73,339
Income taxes	2,390	24,297	90	—	26,777
Net income	$46,562	$42,252	$155	$(42,407)	$46,562

Condensed Consolidated Statements of Operations
For the three months ended April 3, 2010
(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Net sales	$124,915	$70,862	$—	$(32,995)	$162,782
Cost and expenses:
Cost of sales and operating expenses	95,641	57,764	—	(32,995)	120,410
Selling, general and administrative expenses	14,391	1,374	—	—	15,765
Depreciation and amortization	5,122	1,902	—	—	7,024
Total costs and expenses	115,154	61,040	—	(32,995)	143,199
Operating income	9,761	9,822	—	—	19,583

Interest expense	(909)	(1)	—	—	(910)
Other, net	(193)	2	(343)	—	(534)
Earnings in investments in subsidiaries	5,999	—	—	(5,999)	—
Income from operations before taxes	14,658	9,823	(343)	(5,999)	18,139
Income taxes (benefit)	3,180	3,607	(126)	—	6,661
Net income	$11,478	$6,216	$(217)	$(5,999)	$11,478

Condensed Consolidated Statements of Cash Flows
For the three months ended April 2, 2011
(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$46,562	$42,252	$155	$(42,407)	$46,562
Earnings in investments in subsidiaries	(42,407)	—	—	42,407	—
Other operating cash flows	65,061	(32,202)	1,279	—	34,138
Net cash provided by operating activities	69,216	10,050	1,434	—	80,700

Cash flows from investng activities:
Capital expenditures	(5,047)	(7,710)	—	—	(12,757)
Investment in affiliate	—	—	(1,601)	—	(1,601)
Gross proceeds from sale of property, plant and equipment and other assets	198	75	—	—	273
Net cash used in investing activities	(4,849)	(7,635)	(1,601)	—	(14,085)

Cash flows from financing activities:
Payments on long-term debt	(240,000)	(2)	—	—	(240,002)
Net proceeds from revolver borrowings	(100,000)	—	—	—	(100,000)
Deferred loan costs	(267)	—	—	—	(267)
Issuances of common stock	292,843	—	—	—	292,843
Minimum withholding taxes paid on stock awards	(1,154)	—	—	—	(1,154)
Excess tax benefits from stock-based compensation	809	—	—	—	809
Net cash used in financing activities	(47,769)	(2)	—	—	(47,771)

Net increase/(decrease) in cash and cash equivalents	16,598	2,413	(167)	—	18,844
Cash and cash equivalents at beginning of year	13,108	5,480	614	—	19,202
Cash and cash equivalents at end of year	$29,706	$7,893	$447	$—	$38,046

Condensed Consolidated Statements of Cash Flows
For the three months ended April 3, 2010
(in thousands)

	Issuer	Guarantors	Non-guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$11,478	$6,216	$(217)	$(5,999)	$11,478
Earnings in investments in subsidiaries	(5,999)	—	—	5,999	—
Other operating cash flows	8,364	(5,277)	217	—	3,304
Net cash provided by operating activities	13,843	939	—	—	14,782

Cash flows from investng activities:
Capital expenditures	(3,638)	(967)	—	—	(4,605)
Gross proceeds from sale of property, plant and equipment and other assets	39	2	—	—	41
Payments related to routes and other intangibles	(174)	—	—	—	(174)
Net cash used in investing activities	(3,773)	(965)	—	—	(4,738)

Cash flows from financing activities:
Payments on long-term debt	(1,250)	(2)	—	—	(1,252)
Issuances of common stock	4	—	—	—	4
Minimum withholding taxes paid on stock awards	(442)	—	—	—	(442)
Excess tax benefits from stock-based compensation	182	—	—	—	182
Net cash used in financing activities	(1,506)	(2)	—	—	(1,508)

Net increase in cash and cash equivalents	8,564	(28)	—	—	8,536
Cash and cash equivalents at beginning of year	68,126	56	—	—	68,182
Cash and cash equivalents at end of year	$76,690	$28	$—	$—	$76,718

(17)    Subsequent Events

The Company announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement with a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) to form Diamond Green Diesel Holdings LLC (the “Joint Venture”). The Joint Venture will be owned 50% / 50% with Valero and was formed to design, engineer, construct and operate a renewable diesel plant (the “Facility”), which will be capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero's refinery in Norco, Louisiana. The Joint Venture intends to construct the Facility under an engineering, procurement and construction contract that is intended to fix the Company's maximum economic exposure for the cost of the Facility.

On May 31, 2011, the Joint Venture and Diamond Green Diesel LLC, a wholly-owned subsidiary of the Joint Venture (“Opco”), entered into (i) a facility agreement (the “Facility Agreement”) with Diamond Alternative Energy, LLC, a wholly-owned subsidiary of Valero (the “Lender”), and (ii) a loan agreement (the “Loan Agreement”) with the Lender, which will provide the Joint Venture with a 14 year multiple advance term loan facility of approximately $221,300,000 (the “JV Loan”) to support the design, engineering and construction of the Facility. In connection with the Facility Agreement and the Loan Agreement, the Joint Venture terminated discussions with the U.S. Department of Energy (“DOE”) regarding the DOE's offer to the Joint Venture of a conditional commitment to issue a loan guarantee under the Energy Policy Act of 2005. The Facility Agreement and the Loan Agreement prohibit the Lender from assigning all or any portion of the Facility Agreement or the Loan Agreement to unaffiliated third parties. Opco has also pledged substantially all of its assets to the Lender, and the Joint Venture has pledged all of Opco's equity interests to the Lender, until the JV Loan has been paid in full and the JV Loan has terminated accordance with its terms.

Pursuant to sponsor support agreements executed in connection with the Facility Agreement and the Loan Agreement, each of the Company and Valero are committed to contributing approximately $93.2 million of the estimated aggregate costs of approximately $407.7 million for the completion of the Facility. The Company is also required to pay for 50% of any cost overruns incurred in connection with the construction of the Facility. The ultimate cost of the Joint Venture to the Company cannot be determined until, among other things, further detailed engineering reports and studies have been completed.